PRESS RELEASE
                                  =============

PATAPSCO BANCORP, INC.
----------------------

For further information contact Joseph Bouffard, President @ 410-285-9327 or Michael J. Dee, Senior Vice President and Chief Financial Officer @ 410-285-9313

                             PATAPSCO BANCORP, INC.
                              DECLARES STOCK SPLIT
                                AND CASH DIVIDEND

     Patapsco Bancorp, Inc. (OTC Bulletin Board: PATD), headquartered in Dundalk, Maryland, today announced the declaration of a three-for-one stock split in the form of a stock dividend with respect to the Company's outstanding common stock. The dividend shares will be payable on August 30, 2004 to stockholders of record as of August 2, 2004. Certificates for dividend shares will be mailed to stockholders promptly following the payment date.

     Joseph Bouffard, President, explained that the main objective of the stock dividend is to provide stockholders with a broader trading market for their stock and increase liquidity. As of March 31, 2004, before the effect of the stock dividend, the Company had 460,833 shares of common stock issued and outstanding.

     At the same time the Company declared a cash dividend, for shareholders of Patapsco Bancorp, Inc.'s common stock, in the amount of $.16 per share payable on or about July 30, 2004 to stockholders of record at the close of business on July 2, 2004.

     President Bouffard stated that this represents the twenty-eighth consecutive quarterly dividend paid on Patapsco's common stock, since the company went public in April 1996. He further explained that the dividend amount per share increased by $.02 (from $.14 to $.16) over the same quarter last year. When considered with Patapsco's recent 10% stock dividend (paid on January 30, 2004), this latest dividend represents a 26% increase over the dividend amount per share paid in the same quarter last year.

     At the same time, Patapsco's Board of Directors also declared a $.46875 per share dividend for shareholders of Patapsco Bancorp, Inc.'s preferred stock payable on or about July 30, 2004 to stockholders of record at the close of business on July 2, 2004. This dividend represents the period from March 1, 2004 to June 30, 2004.

     Patapsco's Board of Directors determined that the payment of the dividends was appropriate in light of the Company's sound financial condition and the results of its operations. It was noted that while the Board of Directors has declared these dividends, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

     Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which serves Baltimore County and the surrounding communities, including lending efforts in Harford and Cecil Counties, Maryland, from its main office located at 1301 Merritt Boulevard, Dundalk, Maryland, and its two branch offices located at 1844 E. Joppa Road, Baltimore, Maryland and 8705 Harford Road, Baltimore, Maryland, as well as the Offices of Parkville Federal Savings Bank which the Bank acquired on April 1, 2004.